Exhibit 99.1

Feihe International, Inc.

Announces Formation of Special Committee and Retention of Advisors

BEIJING, November 7, 2012 – Feihe International, Inc. (NYSE: ADY) (“Feihe” or the “Company”), one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in China, today announced that its board of directors has formed a special committee (the “Special Committee”), comprised of three independent directors of the Company, Mr. Kirk Downing, Mr. David Dong and Ms. Xiaofei Ren, to consider the previously announced non-binding proposal (the “Proposal”) received by the Company’s board of directors on October 3, 2012 from the Company’s Chairman and Chief Executive Officer, Mr. You-Bin Leng (“Mr. Leng”), and an affiliate of Morgan Stanley Private Equity Asia (“MSPEA”), the private equity arm of Morgan Stanley. The Special Committee has retained Oppenheimer & Co. Inc. (“Oppenheimer”) as its financial advisor and O’Melveny & Myers LLP (“O’Melveny”) as its international legal counsel to assist it in considering the Proposal.

As authorized by the Company’s board of directors, the Special Committee, with the assistance of Oppenheimer and O’Melveny, shall exclusively evaluate and, if appropriate, negotiate the Proposal on behalf of the Company, which contemplates Mr. Leng, MSPEA and any other members of their buyer consortium acquiring all of the outstanding shares of common stock of the Company not currently owned by Mr. Leng (and possibly other rollover shareholders) in a going private transaction for $7.40 per share of common stock in cash, subject to certain conditions (the “Proposed Transaction”). Oppenheimer and O’Melveny will also, if appropriate, assist the Special Committee in reviewing and evaluating additional proposals that may be made by Mr. Leng, MSPEA or other parties, if any.

The Special Committee has not set a definitive timetable for the completion of its evaluation of the Proposed Transaction or any other alternative transaction (if any) and does not currently intend to announce developments unless and until an agreement has been reached. However, there can be no assurance that any definitive offer will be made, that any agreement will be executed or that the Proposed Transaction or any other transaction will be approved or consummated.

About Feihe International, Inc.

Feihe International, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People’s Republic of China. Feihe conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, Feihe makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe has over 200 company-owned milk collection stations, six production facilities with an aggregate milk powder production capacity of approximately 2,020 tons per day and an extensive distribution network that reaches over 80,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011, as amended, and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT:

In the U.S.: renyi@feihe.com
In China: Renee Ren
86-10-8457-4688 x8810
renyi@feihe.com